UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
February 16, 2011

BigBand Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33355 (Commission File Number)	04-3444278 (I.R.S. Employer Identification No.)
475 Broadway Street
Redwood City, California 94063
(Address of principal executive offices) (Zip code)

(650) 995-5000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 16, 2011, the Compensation Committee adopted and approved the performance criteria and associated potential awards for the six months ending June 30, 2011 under the Company’s Incentive Compensation Plan (“ICP”) for the Company’s executive officers, including its named executive officers who participate in the ICP. Under the ICP, target bonuses are expressed as a percentage of the executive’s base salary. Participants are required to submit a set of achievement goals at the beginning of each six-month period, with such goals to be approved by the Compensation Committee. The participant is then compensated under the ICP based on their achievement against these goals. Final payouts on the bonus amount will be determined by multiplying (x) the semi-annual bonus target (50% of the total bonus target amount each half) by the percentage achievement of pre-determined group goals plus the percentage achievement of pre-determined individual goals. For the first half of 2011, all ICP payments shall be made in the form of restricted stock units on the following formula: first half bonus achievement divided by $2.70 per restricted stock unit.
     Because the amount of a participant’s ICP bonus is dependent upon the satisfaction of the both group and individual goals, the exact amount of the payout (if any) to an executive under the program during the six months ending June 30, 2011 cannot be determined at this time. A description of the performance criteria, the potential fiscal year awards and the satisfaction of performance criteria and associated awards for the first half of the fiscal year for the Company’s named executive officers who participate in the ICP is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit	Description
10.1	Description of First Half 2011 Incentive Compensation Plan Goals and Awards for the Named Executive Officers

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.
By:	/s/ Robert Horton
Robert Horton
Senior Vice President & General Counsel

Dated: February 22, 2011